UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13D

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                      SOURCE INTERLINK COMPANIES, INC.
------------------------------------------------------------------------------
                              (Name of Issuer)

                  COMMON STOCK, PAR VALUE $0.01 PER SHARE
------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 836151209
         --------------------------------------------------------
                               (CUSIP Number)

                             STEVEN B. KLINSKY
                         NEW MOUNTAIN VANTAGE, L.P.
                       787 SEVENTH AVENUE, 49TH FLOOR
                             NEW YORK, NY 10019
                               (212) 720-0300

                                 Copies to:

                             STUART H. GELFOND
                FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP
                             ONE NEW YORK PLAZA
                          NEW YORK, NY 10004-1980
                               (212) 859-8000

         --------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized
                   to Receive Notices and Communications)

                               APRIL 18, 2006

         --------------------------------------------------------
          (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [ ]

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13D

------------------------------                  ----------------------------
  CUSIP NO. 836151209                               Page 2 of 12 Pages
------------------------------                  ----------------------------

------------------------------------------------------------------------------
    1            NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                 NEW MOUNTAIN VANTAGE GP, L.L.C.
------------------------------------------------------------------------------
    2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [  ]
                                                                     (b) [  ]
------------------------------------------------------------------------------
    3            SEC USE ONLY

------------------------------------------------------------------------------
    4            SOURCE OF FUNDS
                         AF
------------------------------------------------------------------------------
    5            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                 PURSUANT TO ITEMS 2(d) OR 2(e)                          [  ]
------------------------------------------------------------------------------
    6            CITIZENSHIP OR PLACE OF ORGANIZATION
                 DELAWARE
------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
   NUMBER OF
                 -------------------------------------------------------------
                   8    SHARED VOTING POWER
    SHARES              1,964,000
 BENEFICIALLY
                 -------------------------------------------------------------
                   9    SOLE DISPOSITIVE POWER
   OWNED BY             0
     EACH
                 -------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
   REPORTING            1,964,000
  PERSON WITH
------------------------------------------------------------------------------
      11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 1,964,000
------------------------------------------------------------------------------
      12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                 CERTAIN SHARES                                          [  ]
------------------------------------------------------------------------------
      13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 3.8%
------------------------------------------------------------------------------
      14         TYPE OF REPORTING PERSON
                 OO
------------------------------------------------------------------------------

                                SCHEDULE 13D

------------------------------                  ----------------------------
  CUSIP NO. 836151209                               Page 3 of 12 Pages
------------------------------                  ----------------------------

------------------------------------------------------------------------------
    1            NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                 NEW MOUNTAIN VANTAGE, L.P.
------------------------------------------------------------------------------
    2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [  ]
                                                                     (b) [  ]
------------------------------------------------------------------------------
    3            SEC USE ONLY

------------------------------------------------------------------------------
    4            SOURCE OF FUNDS
                         WC
------------------------------------------------------------------------------
    5            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                 PURSUANT TO ITEMS 2(d) OR 2(e)                          [  ]
------------------------------------------------------------------------------
    6            CITIZENSHIP OR PLACE OF ORGANIZATION
                 DELAWARE
------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
   NUMBER OF
                 -------------------------------------------------------------
                   8    SHARED VOTING POWER
    SHARES              943,300
 BENEFICIALLY
                 -------------------------------------------------------------
                   9    SOLE DISPOSITIVE POWER
   OWNED BY             0
     EACH
                 -------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
   REPORTING            943,300
  PERSON WITH
------------------------------------------------------------------------------
      11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 943,300
------------------------------------------------------------------------------
      12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                 CERTAIN SHARES                                          [  ]
------------------------------------------------------------------------------
      13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 1.8%
------------------------------------------------------------------------------
      14         TYPE OF REPORTING PERSON
                 PN
------------------------------------------------------------------------------

                                SCHEDULE 13D

------------------------------                  ----------------------------
  CUSIP NO. 836151209                               Page 4 of 12 Pages
------------------------------                  ----------------------------

------------------------------------------------------------------------------
    1            NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                 NEW MOUNTAIN VANTAGE (CALIFORNIA), L.P.
------------------------------------------------------------------------------
    2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [  ]
                                                                     (b) [  ]
------------------------------------------------------------------------------
    3            SEC USE ONLY

------------------------------------------------------------------------------
    4            SOURCE OF FUNDS
                         WC
------------------------------------------------------------------------------
    5            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                 PURSUANT TO ITEMS 2(d) OR 2(e)                          [  ]
------------------------------------------------------------------------------
    6            CITIZENSHIP OR PLACE OF ORGANIZATION
                 DELAWARE
------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
   NUMBER OF
                 -------------------------------------------------------------
                   8    SHARED VOTING POWER
    SHARES              1,020,700
 BENEFICIALLY
                 -------------------------------------------------------------
                   9    SOLE DISPOSITIVE POWER
   OWNED BY             0
     EACH
                 -------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
   REPORTING            1,020,700
  PERSON WITH
------------------------------------------------------------------------------
      11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 1,020,700
------------------------------------------------------------------------------
      12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                 CERTAIN SHARES                                          [  ]
------------------------------------------------------------------------------
      13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 2.0%

------------------------------------------------------------------------------
      14         TYPE OF REPORTING PERSON
                 PN

------------------------------------------------------------------------------

                                SCHEDULE 13D

------------------------------                  ----------------------------
  CUSIP NO. 836151209                               Page 5 of 12 Pages
------------------------------                  ----------------------------

------------------------------------------------------------------------------
    1            NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                 NEW MOUNTAIN VANTAGE ADVISORS, L.L.C.
------------------------------------------------------------------------------
    2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [  ]
                                                                     (b) [  ]
------------------------------------------------------------------------------
    3            SEC USE ONLY

------------------------------------------------------------------------------
    4            SOURCE OF FUNDS
                         AF
------------------------------------------------------------------------------
    5            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                 PURSUANT TO ITEMS 2(d) OR 2(e)                          [  ]
------------------------------------------------------------------------------
    6            CITIZENSHIP OR PLACE OF ORGANIZATION
                 DELAWARE
------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
   NUMBER OF
                 -------------------------------------------------------------
                   8    SHARED VOTING POWER
    SHARES              3,914,100
 BENEFICIALLY
                 -------------------------------------------------------------
                   9    SOLE DISPOSITIVE POWER
   OWNED BY             0
     EACH
                 -------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
   REPORTING            3,914,100
  PERSON WITH
------------------------------------------------------------------------------
      11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 3,914,100
------------------------------------------------------------------------------
      12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                 CERTAIN SHARES                                          [  ]
------------------------------------------------------------------------------
      13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 7.6%
------------------------------------------------------------------------------
      14         TYPE OF REPORTING PERSON
                 OO
------------------------------------------------------------------------------

                                SCHEDULE 13D

------------------------------                  ----------------------------
  CUSIP NO. 836151209                               Page 6 of 12 Pages
------------------------------                  ----------------------------

------------------------------------------------------------------------------
    1            NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                 NEW MOUNTAIN VANTAGE (CAYMAN) LTD.
------------------------------------------------------------------------------
    2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [  ]
                                                                     (b) [  ]
------------------------------------------------------------------------------
    3            SEC USE ONLY

------------------------------------------------------------------------------
    4            SOURCE OF FUNDS
                         WC
------------------------------------------------------------------------------
    5            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                 PURSUANT TO ITEMS 2(d) OR 2(e)                          [  ]
------------------------------------------------------------------------------
    6            CITIZENSHIP OR PLACE OF ORGANIZATION
                 CAYMAN ISLANDS
------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
   NUMBER OF
                 -------------------------------------------------------------
                   8    SHARED VOTING POWER
    SHARES              1,950,100
 BENEFICIALLY
                 -------------------------------------------------------------
                   9    SOLE DISPOSITIVE POWER
   OWNED BY             0
     EACH
                 -------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
   REPORTING            1,950,100
  PERSON WITH
------------------------------------------------------------------------------
      11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 1,950,100
------------------------------------------------------------------------------
      12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                 CERTAIN SHARES                                          [  ]
------------------------------------------------------------------------------
      13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 3.8%
------------------------------------------------------------------------------
      14         TYPE OF REPORTING PERSON
                 CO
------------------------------------------------------------------------------

                                SCHEDULE 13D

------------------------------                  ----------------------------
  CUSIP NO. 836151209                               Page 7 of 12 Pages
------------------------------                  ----------------------------

------------------------------------------------------------------------------
    1            NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                 NEW MOUNTAIN VANTAGE HOLDCO LTD.
------------------------------------------------------------------------------
    2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [  ]
                                                                     (b) [  ]
------------------------------------------------------------------------------
    3            SEC USE ONLY

------------------------------------------------------------------------------
    4            SOURCE OF FUNDS
                         WC
------------------------------------------------------------------------------
    5            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                 PURSUANT TO ITEMS 2(d) OR 2(e)                          [  ]
------------------------------------------------------------------------------
    6            CITIZENSHIP OR PLACE OF ORGANIZATION
                 CAYMAN ISLANDS
------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
   NUMBER OF
                 -------------------------------------------------------------
                   8    SHARED VOTING POWER
    SHARES              1,950,100
 BENEFICIALLY
                 -------------------------------------------------------------
                   9    SOLE DISPOSITIVE POWER
   OWNED BY             0
     EACH
                 -------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
   REPORTING            1,950,100
  PERSON WITH
------------------------------------------------------------------------------
      11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 1,950,100
------------------------------------------------------------------------------
      12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                 CERTAIN SHARES                                          [  ]
------------------------------------------------------------------------------
      13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 3.8%
------------------------------------------------------------------------------
      14         TYPE OF REPORTING PERSON
                 CO
------------------------------------------------------------------------------

                                SCHEDULE 13D

------------------------------                  ----------------------------
  CUSIP NO. 836151209                               Page 8 of 12 Pages
------------------------------                  ----------------------------

------------------------------------------------------------------------------
    1            NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                 STEVEN B. KLINSKY
------------------------------------------------------------------------------
    2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [  ]
                                                                     (b) [  ]
------------------------------------------------------------------------------
    3            SEC USE ONLY

------------------------------------------------------------------------------
    4            SOURCE OF FUNDS
                         AF, PF
------------------------------------------------------------------------------
    5            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                 PURSUANT TO ITEMS 2(d) OR 2(e)                          [  ]
------------------------------------------------------------------------------
    6            CITIZENSHIP OR PLACE OF ORGANIZATION
                 UNITED STATES OF AMERICA
------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
   NUMBER OF
                 -------------------------------------------------------------
                   8    SHARED VOTING POWER
    SHARES              3,914,100
 BENEFICIALLY
                 -------------------------------------------------------------
                   9    SOLE DISPOSITIVE POWER
   OWNED BY             0
     EACH
                 -------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
   REPORTING            3,914,100
  PERSON WITH
------------------------------------------------------------------------------
      11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 3,914,100
------------------------------------------------------------------------------
      12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                 CERTAIN SHARES                                          [  ]
------------------------------------------------------------------------------
      13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 7.6%
------------------------------------------------------------------------------
      14         TYPE OF REPORTING PERSON
                 IN
------------------------------------------------------------------------------

     This Amendment No. 1, filed by New Mountain Vantage GP, L.L.C., a Delaware limited liability company ("Vantage GP"), New Mountain Vantage, L.P., a Delaware limited partnership ("NMV"), New Mountain Vantage (California), L.P., a Delaware limited partnership ("NMVC"), New Mountain Vantage Advisors, L.L.C., a Delaware limited liability company ("NMV Advisors"), New Mountain Vantage (Cayman) Ltd., a Cayman Islands exempt limited company ("NMV Offshore"), New Mountain Vantage HoldCo Ltd., a Cayman Islands exempt limited company ("NMV Offshore HoldCo", NMV Offshore HoldCo, together with NMV and NMVC, the "Purchasers"), and Steven B. Klinsky (collectively, the "Reporting Persons"), amends and supplements the
Schedule 13D filed by the Reporting Persons with the Securities and Exchange Commission (the "SEC") on March 13, 2006, relating to the common stock, par value $0.01 per share ("Common Stock"), of Source Interlink Companies, Inc., a Delaware corporation (the "Issuer").(1)

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

Item 3 is hereby amended and restated in its entirety as follows:

     The aggregate purchase price of the 3,914,100 shares of Common Stock owned by the Purchasers is $42,986,054, including brokerage commissions. The shares of Common Stock owned by Purchasers were acquired with working capital.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

Item 5 is hereby amended and restated in its entirety as follows:

     (a). The aggregate percentage of shares of Common Stock reported owned by each person named herein is based upon 51,711,848 shares of Common Stock outstanding, which is the total number of shares of Common Stock outstanding as reported in the Issuer's Annual Report on Form 10-K for the fiscal year ended January 31, 2006, as filed with the SEC on April 17, 2006.

     As of the close of business on April 18, 2006, Mr. Klinsky and NMV Advisors may be deemed to beneficially own an aggregate of 3,914,100 shares of Common Stock that may be deemed to be beneficially owned by NMV, NMVC and NMV Offshore representing, in the aggregate, approximately 7.6% of the issued and outstanding shares of Common Stock. Mr. Klinsky and NMV Advisors disclaim beneficial ownership of the shares of Common Stock beneficially owned by NMV, NMVC and NMV Offshore, to the extent that partnership interests in NMV, NMVC and NMV Offshore are held by persons other than Mr. Klinsky.

     As of the close of business on April 18, 2006, Vantage GP may be deemed to beneficially own an aggregate of 1,964,000 shares of Common Stock that may be deemed to be beneficially owned by NMV and NMVC representing, in the aggregate, approximately 3.8% of the issued and outstanding shares of Common Stock. Vantage GP disclaims beneficial ownership of the shares of Common Stock beneficially owned by NMV and NMVC to the extent that partnership interests in NMV and NMVC are held by persons other than Vantage GP.

---------------------
1 Neither the present filing nor anything contained herein shall be construed as an admission that any Reporting Person constitutes a "person" for any purposes other than Section 13(d) of the Securities Exchange Act of 1934, as amended.

     As of the close of business on April 18, 2006, NMV Offshore may be deemed to beneficially own an aggregate of 1,950,100 shares of Common Stock that may be deemed to be beneficially owned by NMV Offshore HoldCo, representing approximately 3.8% of the issued and outstanding shares of Common Stock.

     As of the close of business on April 18, 2006, (i) NMV may be deemed to beneficially own an aggregate of 943,300 shares of Common Stock, representing approximately 1.8% of the issued and outstanding shares of Common Stock, (ii) NMVC may be deemed to beneficially own an aggregate of 1,020,700 shares of Common Stock, representing approximately 2.0% of the issued and outstanding shares of Common Stock and (iii) NMV Offshore HoldCo may be deemed to beneficially own an aggregate of 1,950,100 shares of Common Stock, representing approximately 3.8% of the issued and outstanding shares of Common Stock.

     (b). Each Reporting Person may be deemed to share the power to vote or direct the vote and to dispose or to direct the disposition of the shares of Common Stock that the Reporting Person may be deemed to beneficially own as described above.

     (c). Schedule A annexed hereto lists all transactions in the shares of Common Stock during the past sixty days by the Reporting Persons. All of such transactions were effected in the open market.

     (d). No person is known by any Reporting Person to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock that may be deemed to be beneficially owned by any Reporting Person.

     (e). Not applicable.

                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  April 19, 2006

                                     NEW MOUNTAIN VANTAGE GP, L.L.C.

                                     By:    /s/ Steven B. Klinsky
                                         ----------------------------
                                          Steven B. Klinsky
                                          Managing Member


                                     NEW MOUNTAIN VANTAGE, L.P.

                                     By:  New Mountain Vantage GP, L.L.C.,
                                          its general partner

                                     By:    /s/ Steven B. Klinsky
                                         ----------------------------
                                          Steven B. Klinsky
                                          Managing Member


                                     NEW MOUNTAIN VANTAGE (CALIFORNIA), L.P.

                                     By:  New Mountain Vantage GP, L.L.C.,
                                          its general partner

                                     By:    /s/ Steven B. Klinsky
                                         ----------------------------
                                          Steven B. Klinsky
                                          Managing Member


                                     NEW MOUNTAIN VANTAGE ADVISORS, L.L.C.

                                     By:    /s/ Steven B. Klinsky
                                         ----------------------------
                                          Steven B. Klinsky
                                          Managing Member


                                     NEW MOUNTAIN VANTAGE (CAYMAN) LTD.

                                     By:    /s/ Steven B. Klinsky
                                         ----------------------------
                                          Steven B. Klinsky
                                          Director


                                     NEW MOUNTAIN VANTAGE HOLDCO LTD.

                                     By:    /s/ Steven B. Klinsky
                                         ----------------------------
                                          Steven B. Klinsky
                                          Director

                                     By:    /s/ Steven B. Klinsky
                                         ----------------------------
                                            Steven B. Klinsky

                                       SCHEDULE A
               TRANSACTIONS IN THE PAST SIXTY DAYS BY THE PURCHASERS

                                         NMV

------------------------- --------------------------------------- -------------------------------
          Date               Shares of Common Stock Purchased      Approximate Price per Share
                                                                    (inclusive of commissions)
------------------------- --------------------------------------- -------------------------------
       2/22/2006                          16,700                              $11.22
------------------------- --------------------------------------- -------------------------------
       2/23/2006                          24,900                              $10.83
------------------------- --------------------------------------- -------------------------------
       2/24/2006                          45,700                              $10.62
------------------------- --------------------------------------- -------------------------------
       3/2/2006                           16,700                              $10.05
------------------------- --------------------------------------- -------------------------------
       3/3/2006                           22,100                              $10.86
------------------------- --------------------------------------- -------------------------------
       3/3/2006                           86,500                              $10.84
------------------------- --------------------------------------- -------------------------------
       3/6/2006                           33,900                              $10.74
------------------------- --------------------------------------- -------------------------------
       3/7/2006                           11,100                              $10.50
------------------------- --------------------------------------- -------------------------------
       4/4/2006                          125,100                              $11.10
------------------------- --------------------------------------- -------------------------------
       4/12/2006                          35,000                              $10.60
------------------------- --------------------------------------- -------------------------------
       4/17/2006                           2,400                              $10.03
------------------------- --------------------------------------- -------------------------------
       4/18/2006                          84,400                              $10.21
------------------------- --------------------------------------- -------------------------------

                                         NMVC

------------------------- --------------------------------------- -------------------------------
          Date               Shares of Common Stock Purchased      Approximate Price per Share
                                                                    (inclusive of commissions)
------------------------- --------------------------------------- -------------------------------
       2/22/2006                          23,000                              $11.22
------------------------- --------------------------------------- -------------------------------
       2/23/2006                          34,200                              $10.83
------------------------- --------------------------------------- -------------------------------
       2/24/2006                          62,800                              $10.62
------------------------- --------------------------------------- -------------------------------
       3/3/2006                          110,500                              $10.84
------------------------- --------------------------------------- -------------------------------
       3/6/2006                           43,200                              $10.74
------------------------- --------------------------------------- -------------------------------
       3/7/2006                           14,100                              $10.50
------------------------- --------------------------------------- -------------------------------
       4/12/2006                          37,900                              $10.60
------------------------- --------------------------------------- -------------------------------
       4/17/2006                           2,600                              $10.03
------------------------- --------------------------------------- -------------------------------
       4/18/2006                          91,400                              $10.21
------------------------- --------------------------------------- -------------------------------


                                         NMV Offshore HoldCo

------------------------- --------------------------------------- -------------------------------
          Date               Shares of Common Stock Purchased      Approximate Price per Share
                                                                    (inclusive of commissions)
------------------------- --------------------------------------- -------------------------------
       2/22/2006                          40,866                              $11.22
------------------------- --------------------------------------- -------------------------------
       2/23/2006                          60,900                              $10.83
------------------------- --------------------------------------- -------------------------------
       2/24/2006                         111,500                              $10.62
------------------------- --------------------------------------- -------------------------------
       3/2/2006                           38,300                              $10.05
------------------------- --------------------------------------- -------------------------------
       3/3/2006                           50,700                              $10.86
------------------------- --------------------------------------- -------------------------------
       3/3/2006                          211,100                              $10.84
------------------------- --------------------------------------- -------------------------------
       3/6/2006                           82,586                              $10.74
------------------------- --------------------------------------- -------------------------------
       3/7/2006                           27,114                              $10.50
------------------------- --------------------------------------- -------------------------------
       4/12/2006                          72,100                              $10.60
------------------------- --------------------------------------- -------------------------------
       4/17/2006                           5,000                              $10.03
------------------------- --------------------------------------- -------------------------------
       4/18/2006                         174,200                              $10.21
------------------------- --------------------------------------- -------------------------------